UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  July 25, 2016
First Busey Corporation
 (Exact name of registrant as specified in charter)
Nevada	0-15950	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 W. University Ave.
Champaign, Illinois  61820
 (Address of principal executive offices) (Zip code)
(217) 365-4544
 (Registrant's telephone number, including area code)
N/A
 (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Offers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 25, 2016, on the recommendation of its Nominating and Corporate Governance Committee, the board of directors (the "Board") of First Busey Corporation (the "Company") increased the number of directors constituting the full Board from twelve to thirteen and appointed Stanley J. Bradshaw as a director to fill the resultant vacancy, with such appointment effective immediately.  Mr. Bradshaw's initial term will expire at the Company's 2017 annual meeting of stockholders.  As a previous adviser of Pulaski Financial Corp. ("Pulaski") for 16 years and Chairman of the Board for eight years, Mr. Bradshaw has extensive experience serving the financial industry.  Pulaski was acquired by the Company on April 30, 2016.  The Board also appointed Mr. Bradshaw to serve on the Nominating and Corporate Governance Committee of the Board.  The Company issued a press release announcing the appointment, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Mr. Bradshaw does not have a direct or indirect material interest in any transaction with the Company, or any of its subsidiaries, required to be disclosed pursuant to Item 404(a) of Regulation S-K.  In connection with the Company's agreement with Pulaski, the Company agreed to appoint a director of Pulaski to the Board.  Other than that, there is no arrangement or understanding between Mr. Bradshaw and any other person pursuant to which Mr. Bradshaw was selected as a director.

As with each of the Company's other non-employee directors, Mr. Bradshaw will be entitled to receive a base retainer of $25,000 per year, as well as a grant of restricted stock units.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 26, 2016	First Busey Corporation
By:       /s/ Robin N. Elliott
Name:  Robin N. Elliott
Title:    Chief Operating Officer and Chief Financial Officer